EXHIBIT 99.1


                                 FOR:   Consolidated Graphics, Inc.
                         APPROVED BY:   Ronald E. Hale, Jr.
                                        Vice President & Treasurer
                                        (713) 529-4200
                             CONTACT:   Betsy Brod/Nancy Healy
                                        Media: Stan Froelich
                                        Morgen-Walke Associates, Inc.
                                        (212) 850-5600


                        CONSOLIDATED GRAPHICS TO ACQUIRE
               AUSTIN PRINTING COMPANY, INC. IN ATLANTA, GEORGIA

     HOUSTON, TEXAS -- JULY 8, 1997 -- CONSOLIDATED GRAPHICS, INC. (NYSE/CGX) today announced the signing of a letter of intent to acquire Austin Printing Company, Inc. in Atlanta, Georgia in a non-taxable stock-for-stock transaction. Other terms were not disclosed.

     Austin Printing Company is a high-quality sheet-fed commercial printer serving many of Atlanta's leading companies. The company was founded in 1967 by Charles Austin, who will continue as Chairman of the Board. Commenting on his company's decision to join Consolidated Graphics, Mr. Austin said, "After spending thirty years growing this company, I am pleased to see it will continue under its existing name and be a part of the best group of printing companies in America." Mike Strickland, President of Austin Printing, stated, "Speaking for myself and our employees, we are very excited to be joining the Consolidated Graphics family of companies. As part of a larger organization, we look forward to utilizing the resources that will become available to us to increase our already strong level of customer service."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented "We are very pleased that Austin Printing has decided to join Consolidated Graphics as our first entry into the Atlanta market -- a very important U.S. printing market. Austin Printing has a dedicated group of employees who, together with Charlie Austin and Mike Strickland and their management team, have successfully established a reputation for quality craftsmanship and superior customer service. Austin Printing will be an excellent addition to our already strong group of companies."

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the U.S. It is a consolidator in a highly fragmented industry, adding value to its acquisitions through its managerial and operational expertise, financial strength, and economies of scale. Upon completion of pending announced acquisitions, Consolidated Graphics will operate 22 companies in 17 markets with annualized run-rate revenues in excess of $200 million.